Exhibit 6.37

FORM OF NOTE CONVERSION AGREEMENT
(Bridge Holders)

THIS NOTE CONVERSION AGREEMENT, dated as of June __, 2017 (this “Agreement”), by and among Level Brands, Inc. (the “Company”) and each of the parties executing below (each a “Noteholder”, and collectively, the “Noteholders”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Note (as defined herein).

WHEREAS, the Company has previously issued and sold 8% Convertible Promissory Notes due September 30, 2017 (together, the “Notes”) to the Noteholders in an aggregate principal amount of $2,125,000;

WHEREAS, each Noteholder beneficially owns the aggregate principal amount of Notes set forth opposite its name in Schedule A attached hereto;

WHEREAS, pursuant to the original terms of the Notes, such Notes, together with accrued but unpaid interest thereon, are convertible into shares of the Company's common stock at a conversion price of $5.00 per share, subject to adjustment;

WHEREAS, on May 17, 2017 the Company reduced the conversion price to $3.95 per share until June 30, 2017 (the "Reduced Conversion Price"); and

WHEREAS, the Noteholders are desirous of converting the principal and accrued but unpaid interest due under the Notes into shares of the Company's common stock at the Reduced Conversion Price subject to the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:
1. Conversion; Lockup Agreement.

(a)       Contemporaneously with the execution and delivery of this Agreement, each Noteholder hereby converts the principal and accrued interest due under the Note through June 30, 2017 into shares of the Company’s common stock (the “Shares”) at the Reduced Conversion Price, with all amounts due thereunder being cancelled and deemed to have been paid in full, including any accrued but unpaid interest (the “Conversion”). Immediately following the execution of this Agreement by the parties hereto, each Noteholder shall tender the original Note to the Company for cancellation and the Company shall issue the certificate representing the Shares to the Noteholder. Notwithstanding the foregoing or anything to the contrary contained herein, upon the execution of this Agreement by a Noteholder, the full amount of the principal amount of the Note and the accrued but unpaid interest due thereunder to such Noteholder shall automatically convert into the Shares, without any further action required by the Noteholder, with the delivery of the original Note for cancellation being only for a matter of administrative maintenance.

(b)       In accordance with the terms and conditions of the Subscription Agreement by and between the Company and the Noteholder pursuant to which the Noteholder purchased the Note, as a condition of the conversion of the Note by the Noteholder, the Noteholder shall execute and deliver to the Company to be held by it pending the effectiveness of its registration statement for an initial public offering of its securities an irrevocable lockup agreement for the benefit of Joseph A. Gunnar & Co. in the form attached hereto as Exhibit A and incorporated herein by such reference, to be dated and released by the Company at such time as it deems appropriate without any further action or consent of the Noteholder.

(c)        The parties intend that the issuance of the Shares pursuant to the terms of this Agreement is an exempt issuance under the Securities Act of 1933, as amended (the "Securities Act") in reliance on exemptions provided by Section 3(a)(9) and 4(a)(2) of such act. The certificate representing the Shares shall bear the following legends:

"THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("1933 ACT"), OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED OR DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO COUNSEL TO LEVEL BRANDS, INC. THAT AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS IS AVAILABLE."

"THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP AGREEMENT FOR THE BENEFIT OF LEVEL BRANDS, INC. AND JOSEPH A. GUNNAR & CO., LLC AND CANNOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE HYPOTHECATED EXCEPT PURSUANT TO THE TERMS OF SUCH LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICES OF LEVEL BRANDS, INC."

2.           Representations and Warranties of the Company. The Company represents and warrants to the Noteholders as of the date hereof as follows:

(a)        Due Organization. The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

(b)       Due Authorization; Binding Agreement; No Conflicts. The Company has full right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by the Company and (assuming due authorization, execution and delivery by the Noteholders) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law). Neither this Agreement nor the consummation of the Conversion will violate, conflict with or result in a breach of or default under (i) the articles of incorporation or bylaws of the Company, (ii) any agreement or instrument to which the Company is a party or by which the Company or any of its assets are bound, or (iii) any laws, regulations or governmental or judicial decrees, injunctions or orders applicable to the Company.

(c)        Validity of Shares. The Shares issued pursuant to this Agreement, will be duly and validly issued, fully paid and non-assessable.

3.           Representations and Warranties of the Noteholders. Each Noteholder hereby, severally and not jointly, represents and warrants to the Company as of the date hereof as follows:

(a)        Due Organization. If such Noteholder is a legal entity, it is duly organized and validly existing under the laws of the jurisdiction of its organization.

(b)       Due Authorization; Binding Agreement. Such Noteholder has full right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by such Noteholder and (assuming due authorization, execution and delivery by the Company) constitutes the valid and binding obligation of such Noteholder enforceable against such Noteholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

(c)       Ownership of the Notes. Such Noteholder is, and at all times since the purchase the Note has been, the beneficial owner of its Note, free and clear of all claims, mortgages, pledges, liens, encumbrances, options, charges or other security interest that would prevent such Noteholder’s compliance with its obligations hereunder. Such Noteholder does not own, beneficially or of record, any Notes of the Company or securities convertible or exchangeable for Notes of the Company other than as set forth in Schedule A hereto. Such Noteholder has the sole right and power to vote and dispose of the Note, and none of such Note is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting or transfer of any of the Note, except for this Agreement.

(d)        Investment Intent. The Shares to be acquired by such Noteholder pursuant to this Agreement shall be acquired for such Noteholder’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act or any applicable state securities laws, and such Shares shall not be disposed of in contravention of the Securities Act or any applicable state securities laws.

(e)         Accredited Investor. Such Noteholder is an “accredited investor” or “institutional accredited investor” as defined in Rule 501 under Regulation D of the Securities Act. Such Noteholder is able to bear the economic risk of its investment in the Shares for an indefinite period of time and acknowledges that no public market exists for the Shares and that there is no assurance that a public market will ever develop for the Shares. The Shares have not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available. Such Noteholder understands that the tax consequences of the Conversion may be complex, and accordingly such Noteholder represents and warrants that it has consulted with its own independent tax advisor concerning the Conversion and is not relying on the Company or any of its respective affiliates or agents, including its counsel and accountants, for any tax advice regarding the tax consequences of the Conversion or any other transactions contemplated by this Agreement.

(f)          Information. Such Noteholder has reviewed, or has had the opportunity to review, with the assistance of professional and legal advisors of its choosing, sufficient information and has had sufficient access to the Company necessary for such Noteholder to decide to convert the Notes for Shares in accordance with this Agreement.

4.           Release.  The Noteholder agrees to release and discharge the Company, its officers, directors, employees, affiliates, agents, attorneys, assigns and successors, of and from any and all actions, causes of action, suits, debts, losses, accounts, covenants, contracts, agreements, liabilities, damages, costs, expenses, judgments, claims and other obligations of whatever kind or nature, known or unknown, arising from, connected or related to, or caused by any event, occurrence, cause or thing, of any type whatsoever, arising or existing, or occurring, in whole or in part, at any time from the beginning of the world through the date of this Agreement.

5.           General Provisions.

(a)          Closing. The closing of the transactions contemplated by this Agreement shall occur simultaneously with the execution and delivery of this Agreement.

(b)         Amendments, Etc. No amendment, modification, termination, or waiver of any provision of this Agreement, and no consent to any departure by any of the Noteholders or the Company from any provision of this Agreement, shall be effective unless it shall be in writing and signed and delivered by the party sought to be bound, and then it shall be effective only in the specific instance and for the specific purpose for which it is given.

(c)          Disclosure. Nothing contained in this Agreement shall be construed to limit the Company or any Noteholder from making such disclosures as may be required by law.

(d)        Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Company at 4521 Sharon Road, Suite 407, Charlotte, NC 28211, Attention: CFO, and to each Noteholder at their last known address (or at such other address for a party as shall be specified by like notice).

(e)        Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

(f)          Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of North Carolina.

(g)         Entire Agreement. This Agreement embodies the entire agreement and understanding of the Noteholders and the Company with respect to the subject matter hereof and thereof, and supersedes all prior agreements or understandings, with respect to the subject matter of this Agreement.

(h)         Specific Performance; Enforcement. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore, each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled at law or in equity. The parties agree that they shall be entitled to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they may entitled at law or in equity.

(i)           Counterparts; Facsimile. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed by facsimile signatures of the parties hereto.

(j)           Expenses. All fees and expenses with respect to the negotiation of this Agreement and the consummation of the transactions contemplated hereby shall be borne by the party incurring such fees and expenses. Neither the Company nor any Noteholder is a party to any agreement, whether written or oral, which provides for the payment of any brokerage or finder’s fees or commissions to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by this Agreement.

IN WITNESS WHEREOF, the Company and each Noteholder has caused this Agreement to be executed on its behalf as of the date first written above.

Level Brands, Inc.

By: ________________________

Name: Mark Elliott
Title: Chief Operating Officer
and Chief Financial Officer

Noteholder:

Name:
Title:

Tax ID ____________

Conversion Details:
Principal Amount: $_______
Accrued Interest: $_______
Total Conversion: $______
Shares After Conversion: ________

Exhibit A

LOCK-UP LETTER AGREEMENT

Joseph Gunnar & Co., LLC
30 Broad Street, 11th Floor
New York, NY 10004

As Representative of the several Underwriters named on Schedule 1 to the Underwriting Agreement referenced below

Ladies and Gentlemen:

The undersigned understands that you (the “Representative”) and certain other firms (the “Underwriters”) propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) providing for the purchase by the Underwriters of shares (the “Stock”) of Common Stock, par value $0.001 per share (the “Common Stock”), of Level Brands, Inc., a North Carolina corporation (the “Company”), and that the Underwriters propose to reoffer the Stock to the public (the “Offering”).

In consideration of the execution of the Underwriting Agreement by the Underwriters, and for other good and valuable consideration, the undersigned hereby irrevocably agrees that, without the prior written consent of the Representative, on behalf of the Underwriters, the undersigned will not, directly or indirectly, (1) offer for sale, sell, pledge, or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) any shares of Common Stock (including, without limitation, shares of Common Stock that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and shares of Common Stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for Common Stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise, (3) except as provided for below, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock or any other securities of the Company, or (4) publicly disclose the intention to do any of the foregoing for a period commencing on the date hereof and ending on the 180th day after the date of the Prospectus relating to the Offering (such 180-day period, the “Lock-Up Period”).

1

The foregoing paragraph shall not apply to (a) transactions relating to shares of Common Stock or other securities acquired in the open market after the completion of the Offering, provided that no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be required or shall be voluntarily made in connection with such transfers; (b) bona fide gifts of shares of any class of the Company’s capital stock or any security convertible into Common Stock, in each case that are made exclusively between and among the undersigned or members of the undersigned’s family, or affiliates of the undersigned, including its partners (if a partnership) or members (if a limited liability company); (c) any transfer of shares of Common Stock or any security convertible into Common Stock by will or intestate succession upon the death of the undersigned; (d) transfer of shares of Common Stock or any security convertible into Common Stock to an immediate family member (for purposes of this Lock-Up Letter Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin) or any trust, limited partnership, limited liability company or other entity for the direct or indirect benefit of the undersigned or any immediate family member of the undersigned; provided that, in the case of clauses (b) - (d) above, it shall be a condition to any such transfer that (i) the transferee/donee agrees to be bound by the terms of this Lock-Up Letter Agreement (including, without limitation, the restrictions set forth in the preceding sentence) to the same extent as if the transferee/donee were a party hereto, (ii) each party (donor, donee, transferor or transferee) shall not be required by law (including without limitation the disclosure requirements of the Securities Act of 1933, as amended, (the “Securities Act”) and the Exchange Act) to make, and shall agree to not voluntarily make, any filing or public announcement of the transfer or disposition prior to the expiration of the 180-day period referred to above, and (iii) the undersigned notifies the Representative at least two business days prior to the proposed transfer or disposition; (e) the transfer of shares to the Company to satisfy withholding obligations for any equity award granted pursuant to the terms of the Company’s stock option/incentive plans, such as upon exercise, vesting, lapse of substantial risk of forfeiture, or other similar taxable event, in each case on a “cashless” or “net exercise” basis (which, for the avoidance of doubt shall not include “cashless” exercise programs involving a broker or other third party), provided that as a condition of any transfer pursuant to this clause (e), that if the undersigned is required to file a report under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock during the Lock-Up Period, the undersigned shall include a statement in such report, and if applicable an appropriate disposition transaction code, to the effect that such transfer is being made as a share delivery or forfeiture in connection with a net value exercise, or as a forfeiture or sale of shares solely to cover required tax withholding, as the case may be; (f) transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock pursuant to a bona fide third party tender offer made to all holders of the Common Stock, merger, consolidation or other similar transaction involving a change of control (as defined below) of the Company, including voting in favor of any such transaction or taking any other action in connection with such transaction, provided that in the event that such merger, tender offer or other transaction is not completed, the Common Stock and any security convertible into or exercisable or exchangeable for Common Stock shall remain subject to the restrictions set forth herein; (g) the exercise of warrants or the exercise of stock options granted pursuant to the Company’s stock option/incentive plans or otherwise outstanding on the date hereof; provided, that the restrictions shall apply to shares of Common Stock issued upon such exercise or conversion; (h) the establishment of any contract, instruction or plan that satisfies all of the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”) under the Exchange Act; provided, however, that no sales of Common Stock or securities convertible into, or exchangeable or exercisable for, Common Stock, shall be made pursuant to a Rule 10b5-1 Plan prior to the expiration of the Lock-Up Period; provided further, that the Company is not required to report the establishment of such Rule 10b5-1 Plan in any public report or filing with the Commission under the Exchange Act during the lock-up period and does not otherwise voluntarily effect any such public filing or report regarding such Rule 10b5-1 Plan; and (i) any demands or requests for, exercise any right with respect to, or take any action in preparation of, the registration by the Company under the Securities Act of the undersigned’s shares of Common Stock, provided that no transfer of the undersigned’s shares of Common Stock registered pursuant to the exercise of any such right and no registration statement shall be filed under the Securities Act with respect to any of the undersigned’s shares of Common Stock during the Lock-Up Period. For purposes of clause (f) above, “change of control” shall mean the consummation of any bona fide third party tender offer, merger, purchase, consolidation or other similar transaction the result of which is that any “person” (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of a majority of total voting power of the voting stock of the Company.

2

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s securities subject to this Lock-Up Letter Agreement except in compliance with this Lock-Up Letter Agreement.

If (i) during the last 17 days of the Lock-Up Period, the Company issues an earnings release or material news or a material event relating to the Company occurs, or (ii) prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results or becomes aware that material news or a material event will occur during the 16-day period beginning on the last day of the Lock-Up Period, the restrictions imposed by this Lock-Up Letter Agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of such material news or material event, as applicable, unless the Representative waives, in writing, such extension.

The undersigned agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this Lock-Up Letter Agreement during the period from the date hereof to and including the 34th day following the expiration of the initial Lock-Up Period, the undersigned will give notice thereof to the Company and will not consummate any such transaction or take any such action unless it has received written confirmation from the Company that the Lock-Up Period (as may have been extended pursuant to the previous paragraph) has expired.

If the undersigned is an officer or director of the Company, (i) the undersigned agrees that the foregoing restrictions shall be equally applicable to any shares of Common Stock that the undersigned may purchase in the Offering; (ii) the Representative agrees that, at least three (3) business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of securities subject to this Lock-Up Letter Agreement, the Representative will notify the Company of the impending release or waiver; and (iii) the Company has agreed in the Underwriting Agreement to announce the impending release or waiver by press release through a major news service at least two (2) business days before the effective date of the release or waiver. Any release or waiver granted by the Representative hereunder to any such officer or director shall only be effective two (2) business days after the publication date of such press release. The provisions of this paragraph will not apply if (a) the release or waiver is effected solely to permit a transfer of securities subject to this Lock-Up Letter Agreement not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this securities subject to this Lock-Up Letter Agreement to the extent and for the duration that such terms remain in effect at the time of such transfer.

It is understood that, if the Company notifies the Underwriters that it does not intend to proceed with the Offering, if the Underwriting Agreement does not become effective, or if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Stock, the undersigned will be released from its obligations under this Lock-Up Letter Agreement.

The undersigned understands that the Company and the Underwriters will proceed with the Offering in reliance on this Lock-Up Letter Agreement.

Whether or not the Offering actually occurs depends on a number of factors, including market conditions. Any Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Underwriters.

3

This Lock-Up Letter Agreement shall automatically terminate upon the earliest to occur, if any, of (1) the termination of the Underwriting Agreement before the sale of any Stock to the Underwriters or (2) December 31, 2017, in the event that the Underwriting Agreement has not been executed by that date.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Letter Agreement and that, upon request, the undersigned will execute any additional documents necessary in connection with the enforcement hereof. Any obligations of the undersigned shall be binding upon the heirs, personal representative, successors and assigns of the undersigned.

Very truly yours,

By:______________________________
Name:

Title:

Dated: _______________, 2017

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